Translation for information purposes only

LE MANS RE

JL/cg

BNP PARIBAS
41, Bd du Maréchal Foch
49100 ANGERS

For the attention of M Frédéric Tollu

Le Mans, 27 November 2000

Dear Sirs

Following our recent interview and our telephone conversation today, we confirm our agreement relating the renewal of the reinsurance stand-by letters of credit on the following terms:

  0.30% (instead of 0.25%) per year on the unitary amount of each letter of credit with a minimum of US$350 per year, the other terms remaining unchanged.
  In the case of the creation of security collateral made up of OECD securities it remains 0.25% but with a minimum of US$350 per year.

We are therefore at your disposal to deal with this agreement according to the normal methods as well as to deposit the collateral according to whatever methods you would like to specify to us, the cover ratio being 105% and applying to the sovereign securities issued by the states of the OECD.

Yours faithfully

     Jacques Lemaire
Administrative and Finance Director

Copies for information:	M de la Guierce (MMA)

M Loison (MMA)
M Le Bozec (MMA)

Translation for information purposes only

GENERAL CONDITIONS FOR THE ISSUE OF LETTERS OF CREDIT

Between the undersigned

PARIBAS, a limited company with a board of directors and a board of trustees with a share capital of FRF 16,407,476,000, the registered office of which is at 3 rue d’Antin, 75002 Paris and which is registered at the Trade and Companies Registry with the number PARIS B 662 047 885, represented by M. Patrick RAKOTOARISOA and M. Antoine MARTINEZ. Hereafter called “PARIBAS”.

LE MANS RE, a limited company with a share capital of FRF 404,884,479, a business governed by the insurance code with a registered office at 19/21 rue Chanzy 72000 LE MANS.

Trade and Companies Register number: LE MANS 3 412 041 943, represented by M. Jean-Luc BOURGAULT and M. Clément JOURDAIN. Hereafter called “the Instructing Party”.

Firstly, on the basis that:

- The Instructing Party is to seek, for its reinsurance operations, that stand-by letters of credit be issued (hereafter “Letters of Credit”) in order to guarantee that its obligations under the above-mentioned operations are carried out.

- It has been agreed, as between the undersigned, that a simplified procedure for delivering the Letters of Credit is to be implemented. These general conditions are to describe how this is to be operate.

It is understood as follows:

Article 1: Issue of the Letters of Credit

Every request for a Letter of Credit to be issued must be sent either by telex, by fax or by registered letter with acknowledgment of receipt, or by remote transmission (if a licensing agreement for the use of the Lynx-LC package is concluded between PARIBAS and the Instructing Party) by the Instructing Party to PARIBAS ref 467, 3 rue d’Antin, 75002 Paris at least ten days before the date the relevant Letter of Credit is to be issued. This period of ten days will start to run when PARIBAS receives the above-mentioned telex, fax, registered letter with acknowledgment of receipt or remote transmission.

Every request for a Letter of Credit to be issued must refer to these General Conditions for the Issue of Letters of Credit and include, as a minimum, reference to the following:

- Name of the Instructing Party

- Maximum amount of the Letter of Credit

- Date the Letter of Credit comes into force

- Expiry date of the Letter of Credit

- Name of the beneficiary of the Letter of Credit

- Wording of the Letter of Credit

The issue as well as the wording of each Letter of Credit must be expressly accepted by PARIBAS.

Each Letter of Credit will be issued for a maximum period of one year and will be renewed by PARIBAS for a period of one year from the date of expiry unless (i) notice that it will not be renewed is given by PARIBAS by registered letter with acknowledgment of receipt or by telex at least 30 days before the expiry date of the Letter of Credit in question, or (ii) a request for non-renewal is sent by the Instructing Party to PARIBAS by registered letter with acknowledgment of receipt or by telex at least 60 days before the date of expiry of the Letter of Credit in question.

Article 2: Remuneration

The Instructing Party will make a payment to PARIBAS calculated on the basis of the maximum amount of the Letters of Credit issued and the period during which the afore-mentioned Letters of Credit are valid, in the following manner:

0.25% per year of the unit amount of each Letter of Credit with a minimum of US$280 per year.

This payment will be debited from the Instructing Party’s account n° 7234 V held by PARIBAS, provided that the account is sufficiently in credit at the time each of the relevant Letters of Credit are issued.

This payment will be debited from the Instructing Party’s account n° 7234 V held by PARIBAS at the end of each quarter, provided that the account is sufficiently in credit. For each Letter of Credit which is issued after the start of a quarter or where the term ends before the end of a quarter, this payment will be calculated for the whole of the quarter in question.

Article 3: New circumstances

If the costs involved in issuing the Letters of Credits are to be borne by PARIBAS as a result of new legislation or regulations, or a new directive or recommendation from a proper authority, or a modification to any law, regulation or directive (such as, for example, in relation to reserves or obligatory deposits, capital and permanent resource margins, liquid or other assets, or any tax, right, duty or other taxation other than a tax on the total income of companies), PARIBAS will inform the Instructing Party and as a result propose that the payments be increased.

In the event where, within sixty days of the Instructing Party receiving notice that one of the circumstances set out in the preceding paragraph has occurred, the Instructing Party and PARIBAS do not come to an agreement on the new terms to be applied to the payments, the Instructing Party will undertake to indemnify PARIBAS against the costs resulting from the above-mentioned circumstances on production of the relevant proof that such amounts have been incurred.

Article 4: Reimbursement

It is expressly understood that PARIBAS is not obliged to consider the reasons for the use of of a Letter of Credit by its beneficiary, nor to judge the validity of these reasons.

The Instructing Party is obliged to reimburse at first request all principal sums, interest and costs that PARIBAS may have to pay in respect of the Letters of Credit issued to its order under this agreement and the Instructing Party already authorises PARIBAS to debit its account n° 7234 V held by PARIBAS with all amounts for which it is indebted to PARIBAS, as a result of the above, provided that the account is sufficiently in credit. The Instructing Party waives its right in advance to contest the validity of such payments made as a result of PARIBAS carrying out its obligations in relation to the Letters of Credit.

All payments of principal, interest, commission and/or related payments in favour of PARIBAS must be made net of all taxes and duties of any kind, present or future, which are payable on such sums irrespective of the means of recovery used. The Instructing Party in particular therefore will reimburse PARIBAS for all taxes, rights or duties, present or future, relating to these payments, with the exception of corporate tax.

The Instructing Party undertakes to make sufficient provision in its account n° 7234 V which has been opened in dollars with PARIBAS to reimburse the amounts due to PARIBAS in relation to the Letters of Credit. If this provision is not sufficient at the time the account is debited by PARIBAS in accordance with the provisions set out in this agreement, the Instructing Party will pay on the amounts due interest calculated at a rate equal to the monthly average of the average day to day US dollar rates applied to transactions carried out by PARIBAS on the inter-bank market, increased by a margin of 200 basis points, until the total amount is reimbursed.

Interest due from the Instructing Party will be payable monthly by debiting account n° 7234 V.

Article 5: Warranties

The Instructing Party warrants and these warranties are deemed to be repeated every time a request for a Letter of Credit to be issued is made:

- that the action in question is not contrary to any of the provisions in its articles of association;

- that it is a French law company with full legal capacity to possess and to exercise its rights, and that the signatories to this agreement are validly authorised to sign it and to bind the company;

- that all the finance documents which have been produced to PARIBAS are accurate, have been prepared according to generally applicable accounting principles and present an accurate reflection of the results for each financial year;

- that since the closing date of the last financial year, nothing has occurred which could prevent the obligations as set out in this document from being carried out;

- that the Instructing Party has not granted any real or personal surety to guarantee an accomodation granted to it or a third party:

       which is likely to prevent it from meeting its obligations as set out in these documents or which could affect the make up or the value of its assets,

       which, when granted, is likely to create an accomodation or a priority in relation to the rights of PARIBAS,

- that its obligations under this credit agreement will be ranked equally with those entered into in relation to other banking establishments;

- that it has obtained all authorisations which will be ultimately required for both the reinsurance contracts and the Letters of Credit relating to these contracts.

Article 6: Covenants

For as long as the Letters of Credit remain in force, the Instructing Party covenants:

- to send to PARIBAS all documents which PARIBAS may deem useful in relation to itself and, if applicable, its subsidiaries, particulary its consolidated accounts certified to be compliant at the end of each financial year (balance sheet, income statement, etc);

- not to implement a significant change in its financial standing, its structure or its activities which may significantly affect its ability to meet its obligations under the current agreement;

- to keep PARIBAS promptly informed of any significant transformation affecting its structure, its nature or its capacity (particularly change of name, merger, demerger or conversion into a different type of company, change of registered office etc).

Article 7: Applicable law and jurisdiction

These general conditions are governed by French law. The courts of Paris have jurisdiction to deal with any litigation in relation to their validity, interpretation and/or the implementation of these general conditions.

The Letters of Credit are governed by the Standard Rules and Practices of the International Chamber of Commerce (Publication n° 500, 1993) and by French law. Only the courts of Paris have jurisdiction to deal with any litigation in relation to the validity, interpretation and/or the implementation of the Letters of Credit.

Signed: Paris, 7 October 1999 in two originals

The Instructing Party LE MANS RE

Represented by

Jean-Luc BOURGAULT	Clément JOURDAIN

PARIBAS
Represented by

Antoine MARTINEZ	Patrick RAKOTOARISOA